SEARCH AGREEMENT


This Search Agreement (the "Agreement") dated August 13, 2001, is between Ixion Biotechnology, Inc. with offices at 13709 Progress Blvd., Alachua, FL 32615 ("Ixion") and the Cassie Group, with offices at 26 Main Street, Toms River, NJ 08753 ("Cassie").

     1. The search plan provides for concentrated and priority treatment of the assignment to provide highly qualified candidates matching all the requirements of the Chief Operating Officer position. A copy of the proposed position description is attached as Appendix A to this Agreement.

     2. Cassie will report to Ixion all details of in-depth interviews to develop every aspect of the candidates qualifications. Reference checks (on successful candidates) will be conducted at Ixions request. A candidate will be deemed successful only upon his being hired on terms approved by Ixion's board.

     3. During the targeted exclusive search period, all candidates from any source will be referred to us for full development. The search will continue beyond the exclusive period until successfully concluded without additional fees. The exclusive search period will terminate on November 15, 2001.

     4. The retainer shall be three-fourth's the fee and will be billed in three equal monthly payments. The retainer fee will be estimated in writing at the initiation of the engagement. The first installment is due September 1, 2001, or promptly after the receipt by Ixion of the estimate referred to above. All retainers apply against the final fee, which shall be calculated at 30% of the first year's guaranteed income. The "first year guaranteed income" means the guaranteed cash income of the candidate for the first year. It will include the base salary, any cash signing bonus, and any guaranteed incentive bonus. It will not include relocation expenses, restricted stock grants, or stock options, whether or not vested.

     5. Cassie will submit monthly detailed statements of out-of-pocket expenses, including telephone, postage, research, etc., for reimbursement by Ixion Search components of a special nature such as mailings and advertising to ensure earliest success will be reviewed at the outset. Any unusual expenses, i.e., travel, will be approved in writing in advance by Ixion.

     6. Should a successful candidate leave or be terminated with 12 months of his or her being hired, a replacement will be recruited without an additional fee charge.

7. Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiations with the other party. If the dispute is not resolved within three weeks after a demand or direct negotiation, the parties shall attempt to resolve the dispute through mediation under the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes in effect on the date of this agreement. The parties will select a mediator with the assistance of the CPR. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. Any controversy or claim arising out of or relating to this agreement, or the breach, termination, or validity thereof, shall be settled by arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.




Date:  8/20/01                              Date:  8/20/01
Accepted by:                                Accepted by:
The Cassie Group                            Ixion Biotechnolog


/s/  Ronald L. Cassie                   /s/  Weaver H. Gaines
Ronald L. Cassie                             Weaver H. Gaines
President                                    Chairman and CEO